Exhibit 99.1

Thor Announces West Coast Expansion At Heartland

ELKHART, Ind., Sept. 21, 2015 /PRNewswire/ -- Thor Industries, Inc. (NYSE:THO), the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles, today announced that its Heartland Recreational Vehicles, LLC subsidiary ("Heartland") has selected Nampa, Idaho, as the location for its new manufacturing facility to produce the company's popular Heartland line of travel trailers. Once completed, Heartland expects to use the manufacturing facility to expand production for West Coast markets. The total estimated investment is approximately $11-12 million for the 248,000 square-foot facility, which is expected to employ approximately 120 new workers and begin production in the first quarter of calendar 2016.

"We have been looking for the right opportunity to expand our presence on the West Coast, and this new investment in a Heartland complex in Idaho represents a meaningful investment in the organic growth of our business," commented Bob Martin, Thor President and Chief Executive Officer. "Expanding production in the west is expected to enhance our competitive position as we will now be able to offer some of the most in-demand products of Heartland more timely and efficiently and at a lower cost to dealers on the West Coast."

Chris Hermon, President of Heartland commented, "Now is the time for Heartland to make a bold move to acquire a large production complex in the west, as the travel trailer market is booming. We have many great dealers who, I suspect, will be overjoyed at this news. Our operational team is fantastic here at Heartland, and we are ready to grow and conquer the demands of being one of the few premium builders with a nationwide presence."

The facility will initially employ approximately 120 people and house one production line along with a lamination line to support production. The complex will initially produce one of Heartland's lightweight laminated product lines and Cruiser RV's laminated travel trailers will be added when the second production line is established. Since the complex is located on 25 acres, Heartland will have additional opportunities for future expansion to effectively serve the needs of its western dealers.

"I really believe the timing of this acquisition is key as we kick off the Elkhart Open House this week. This is the time of year when dealers make decisions on which strategic partners they want to work and grow their businesses with," said Coley Brady, Vice President of Sales at Heartland. "We want to solidify our partnerships with those strong dealers who can take advantage of our supply chain through the new West Coast facility. This addition costs millions to do, but I see a huge 'win-win' opportunity for both our dealers and Heartland to grow our businesses to a whole new level."

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent one of the world's largest manufacturers of recreational vehicles.

This release includes certain statements that are "forward looking" statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management's current expectations and beliefs regarding future and anticipated developments and their effects upon Thor Industries, Inc., and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations and the potential economic impact of rising interest rates, restrictive lending practices, management changes, the success of new product introductions, the pace of obtaining and producing at new production facilities, the pace of acquisitions, the potential loss of existing customers of acquisitions, the integration of new acquisitions, the impact of the divestiture of the Company's bus business, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the potential impact of the strengthening of the U.S. dollar on international demand, general economic, market and political conditions and the other risks and uncertainties discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2015. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT: Investors: Jeffery A. Tryka, CFA, Director of Corporate Development and Investor Relations, (574) 970-7912, jtryka@thorindustries.com; Media: Steve Lidy, Director of Marketing, (574) 266-3092, steve.lidy@heartlandrvs.com; Dealers: Coley Brady, Heartland Vice President of Sales, (574) 266-3776, coley.brady@heartlandrvs.com, Jay Mohamed, Cruiser RV Vice President of Sales, (260) 562-3500 ext. 1121, jaymohamed@cruiserrv.com